Exhibit 99.2

STEELCLOUD
Moderator: Brian Hajost
June 16, 2009
10:00 AM EDT

Brian Hajost:  Good morning and welcome to the SteelCloud Q2 2009 investor call.  With me today is Kevin Murphy, the Company’s Executive Vice President, and Chief Financial Officer.  After reading the safe harbor information, Kevin with review the financial results for the 2nd quarter.

The Company is currently in negotiations on several fronts.  There can be no assurance that we will be successful so we must therefore, limit speculation and restrict our discussion today, to our prepared statement.

Kevin

Kevin Murphy:  Thanks Brian, before we begin, let me read the Safe Harbor Statement.

Except for historical information, all the statements, expectations, and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties.  It is possible that the assumptions made by management are not necessarily the most likely and may not materialize.  In addition, other important factors that could cause actual results to differ materially include the following: our ability to obtain financing in the short term; general business conditions and the amount of growth in the computer industry and the general economy; competitive factors; ability to attract and retain personnel and key sales and management personnel; the price of our common stock; and the risk factors set forth from time to time in our SEC reports, including our Quarterly Report on Form 10-Q for the period ended April 30, 2009.  SteelCloud undertakes no obligation to update or correct these forward-looking statements.

Last evening, we released our fiscal 2009 second quarter results.  Revenues for the quarter were approximately $1.2 million compared to $8.4 million in fiscal 2008.  The net loss was approximately $850,000 or $.06 cents per share, compared to net income of approximately $10,000 or $.01 cent per share in fiscal 2008.

The revenue decrease is attributable to the overall economic downturn as there were reductions in quantities ordered from both our commercial and government clients.  In addition, several of our commercial clients have been recently sold or have merged into other organizations which contributed to the decline in revenues.  With our integrator clients, there have been continued delays of anticipated program awards that were originally planned for late fiscal 2008 and early fiscal 2009.  These programs are moving forward; however, the expected award dates are now scheduled for the second half of fiscal 2009 or early fiscal 2010.

Gross margins remained constant at approximately 17% during Q2 2009 compared to Q2 2008.  Our facility was significantly underutilized during Q2 2009 which impacted our gross margins as those fixed costs were allocated to our cost of goods sold.

We continue to manage our operating costs.  Our operating expenses decreased 28% from Q2 2009 to Q2 2008.  In our third quarter, which is currently underway, we have continued to reduce our operating costs in order to conserve our cash resources.  We have recently consolidated our office space into one facility thereby significantly reducing our monthly rent cash outlay.  We will continue to perform such measures with as many of our expenses as possible.

We ended our second quarter with approximately $540,000 in cash and approximately $516,000 in working capital.  As of today, we have less than 30 days of working capital remaining and it is crucial that we raise additional capital within this period.  To that end, this morning we announced that each of the seven members of our Board of Directors have made an immediate investment in the Company and thereby providing bridge financing of approximately $70,000 until we are able to secure additional capital.  The members of our Board of Directors have indicated that they may choose to provide further bridge financing at a later date, however, there is no assurance that they will provide bridge financing when we require it or on terms agreeable to us.

As for our activities for securing additional capital, we are currently seeking a variety of options which may include equity offerings, assets sales or debt financing.  In addition, we have filed a registration statement with the Securities and Exchange Commission.  The infusion of cash we seek will provide us the working capital for operations as well as the ability to take advantage of opportunities in the market place, further develop and enhance our products and respond to competitive pressures.  In addition, we are exploring strategic transactions that will leverage our intellectual property and customer base.

We cannot guarantee our success in any one of these particular objectives.  We simply must raise additional capital and explore every option available to us.

With that, I’ll turn the floor to Brian.

Thank you, Kevin

During the last quarter’s conference call I discussed a number of initiatives that were underway at SteelCloud.  These initiatives included raising additional capital and evaluating strategic alternatives for our businesses.  As our shareowners are aware, our cash position has required both Kevin and I to focus much of our attention and energies on financing activities.  I can assure our investors that no reasonable stone has gone unturned.  We have spent considerable time with literally dozens of potential investors over the last 90 days.  The response from these potential investors has been especially positive towards the SteelWorks Mobile appliance that SteelCloud developed for RIM’s Blackberry Enterprise Server.  Naturally, we cannot offer any assurance that any of these investors will make an investment in our company.

Let me digress and bring our investors up to date on our SteelWorks Mobile business activities.  We have developed commercial and DoD-specific versions of SteelWorks.  The DoD version is branded under the name SteelWorks FedMobile.  Both products appliantize RIM’s BlackBerry Enterprise Server – or BES.  BES is a server software solution which has been implemented in most enterprise Blackberry installations.  It provides synchronization, security, policy management, deployment automation, and application management.  BES provides unique capabilities to the enterprise that are available in no other technology.  Today, there are well over 100k BESs in the world – most running the 4.X version of BES.  After a three year production cycle, RIM released the 5.0 version of BES in May.  It is expected that vast majority of BES sites will begin upgrading to the new 5.0 version of the system.  The 5.0 release significantly changes SteelCloud’s prospects for the BlackBerry business.  Instead of handfuls of new BES installs per month, we believe that literally thousands of clients will begin the new upgrade cycle by making choices as to how they will implement their 5.0 infrastructure.  Every 1% of BES market share SteelCloud wins, nets the Company approximately $8M in high margin revenue.

The SteelWorks Mobile team has work diligently over the past 8 months to upgrade our appliance software.  With SteelWorks for 5.0 we will add significant new capabilities to our existing plug-and-play appliance.  These include a facility to enhance patch management, and automated disaster recovery facility, and most importantly, a new capability to provide high availability/fail-over for those clients wanting a more production-oriented resilient implementation.  Our proprietary fail-over capability, EverAvail, provides SyncBeat, a heartbeat between two appliances and allows the second appliance to take over the operation in the event the first appliance fails for any reason.  We have also packaged SteelWorks in a new secure hardened Microsoft Windows Server environment.  We believe that SteelWorks Mobile is the single best way to implement BES.  It is elegant, it is simple, and users can realize the benefit of their purchase within hours, rather than weeks or months.  We received a great reception for the new version of SteelWorks Mobile at the WES 2009 the worldwide Blackberry conference held in Orlando in May.  As a matter of fact, we recently received a SteelWorks Mobile order from a branch of the British government – a lead we sourced at WES.  We expect our deliveries of SteelWorks Mobile for BES 5.0 to begin this month.

Within the significant BlackBerry ecosystem, SteelWorks Mobile is a unique solution.  BES is one of the most prolific server software products in the world.  Partnering with companies like of RIM and CDW, with the prospects of additional significant partners and programs, which I hope to be able to announce in the short term, provide SteelCloud with a significant platform to drive business success.  Our go-to-market strategy is modern, highly leveraged and a prime example of how business gets done in the WEB 2.0 world.

I think we can all agree that the current economy dictates that we rethink our plans and strategies.  In order to capitalize on our opportunities and to maximize shareowner value, significant changes need to be made in our organization, business model, and frankly, our focus.  With our resources, it has been difficult to adequately focus and fund our three lines of business.  Progress is already underway.  We are currently evaluating strategic alternatives for our Integration and Consulting businesses.  I started a restructuring process in the last 30 days that has reduced our current expense load by approximately 25% with another 25% achievable by the end of this month, bringing our expense load down to close to $100,000 per month.  Going forward, with SteelCloud as primarily a software company organized around our intellectual property in the commercial, federal, and international BlackBerry markets, we will have created a smaller, but more efficient organization that has the best prospects for attracting investment, creating strategic value, and becoming cash flow positive in the near term.

As I have mentioned, we have significant opportunities in restructuring the company, raising capital, and bringing on new partnerships and programs to the Company.  As Kevin mentioned, the Board has lent it support to the Company’s plan by investing in the Company’s common stock.  As I stated earlier, we are in active negotiations on several fronts with no assurance of success.  We need to limit speculation so we will not have a question and answer session today.  Thank you for your time this morning and your patience – we appreciate your support.